   As filed with the Securities and Exchange Commission on January 25, 2001

                                                     Registration No. 333-______

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                        ______________________________

                                   FORM S-3

                            REGISTRATION STATEMENT

                                     under

                          THE SECURITIES ACT OF 1933

                            RADIOSHACK CORPORATION
             (Exact name of registrant as specified in its charter)

            Delaware                                          75-1047710
 (State or other jurisdiction of                           (I.R.S. employer
  incorporation or organization)                         identification number)

  100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102, 817-415-3700
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       M. C. Hill, Esq.                                      Copies of Correspondence to:
Senior Vice President, Corporate Secretary and General Counsel                  Dwight A. Kinsey, Esq.
                    RadioShack Corporation                               Satterlee Stephens Burke & Burke LLP
             100 Throckmorton Street, Suite 1800                                   230 Park Avenue
                   Fort Worth, Texas 76102                                     New York, New York 10169
                         817-415-3924                                                212-818-9200

(Name, address, including zip code, and telephone  number, including area code, of agent for service)

                        ______________________________

       Approximate date of commencement of proposed sale to the public:
    From time to time after this registration statement becomes effective.

                        ______________________________

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

        If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If this Form is a post-effective amendment filed pursuant to Rule 462
(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                        ______________________________

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------
                                                                   Proposed
                                                 Proposed          maximum
                                                 maximum           aggregate     Amount of
Title of securities             Amount to be     offering price    offering      registration
to be registered(1)             registered (2)   per share (3)     price (3)     fee
------------------------------------------------------------------------------------------------
Common Stock,                   17,000           $49.78            $846,260      $211.57
par value
$1 per share
------------------------------------------------------------------------------------------------

(1) Includes Preferred Stock Purchase Rights under the RadioShack Corporation Amended and Restated Shareholder Rights Agreement.
(2) If, prior to the completion of the distribution of the Common Stock covered by this registration statement, additional shares of Common Stock are issued or issuable as a result of a stock split or stock dividend, this registration statement shall be deemed to cover such additional shares resulting from the stock split or stock dividend pursuant to Rule 416.
(3) Calculated based upon the average of the high and low prices as reported by the New York Stock Exchange and published in the Wall Street Journal as of a date within five (5) business days prior to the date of filing this registration statement in accordance with Rule 457 (c).

     The registrant hereby amends this registration statement on such date or dates as my be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED JANUARY 25, 2001
  THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                                (R)  RADIOSHACK

                                  Prospectus


                        Dealer/Franchisee Rewards Plan
                           Take Stock In RadioShack


     The Dealer/Franchisee Rewards Plan, "Take Stock In RadioShack" of RadioShack Corporation provides our individual Dealer/Franchisees with a way to buy shares of our common stock. Under the plan, Dealer/Franchises are awarded credits towards the purchase of our common stock based on the amount of annual net purchases of our supplied products. If a Dealer/Franchisee voluntarily elects to redeem the credits for $25.00 per credit, we will contribute an additional $25.00 per credit awarded and redeemed towards the purchase of our common stock.

     The price of shares of common stock purchased under the plan will be equal to the closing price of shares of our common stock on the last trading day of February of the applicable calendar year. Our common stock is traded on the New York Stock Exchange under the symbol "RSH". This prospectus covers 17,000 shares of our common stock.

     To the extent required by applicable law in certain jurisdictions, shares of our common stock offered under the plan will be offered through a broker-dealer selected by us.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities, or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.


               The date of this prospectus is _________ __, 2001

                               TABLE OF CONTENTS

                                                                   Page
                                                                   ----


AVAILABLE INFORMATION.................................................3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.......................4
RADIOSHACK............................................................4
TAKE STOCK IN RADIOSHACK PLAN.........................................5
   Advantages and features............................................5
   Plan administration................................................5
   Plan qualification.................................................5
   Plan enrollment....................................................6
   Purchasing common stock............................................6
   Awarding credits...................................................6
   Multiple locations and new Dealer/Franchisees......................6
   Election and distribution of common stock..........................7
   Cash dividends.....................................................7
   Voting of stock....................................................7
   Changes in capitilization..........................................7
   Withdrawal - early payment.........................................7
   Beneficiary rights.................................................7
   Transfer; assignment...............................................8
   Administration.....................................................8
   Limitation of participant's rights.................................8
   Delivery in the event of death.....................................8
   Notices, communication, delivery and identity......................8
   Amendment, suspension or termination...............................9
   Cash refund........................................................9
   Tax consequences of participation in the plan......................9
   No rights as a stockholder.........................................9
   Funds, common stock set aside for payment.........................10
   Limitation on liability...........................................10
   Governing law.....................................................10
USE OF PROCEEDS......................................................10
PLAN OF DISTRIBUTION.................................................10
LEGAL MATTERS........................................................10
EXPERTS..............................................................10
         APPENDIX...................................................A-i


Unless otherwise specified, the information in this prospectus is as of ________, 2001. We anticipate that changes will occur in our affairs after that date. We have not authorized anyone to give any information or to make any representations, other than as contained in this prospectus, in connection with the offer contained in this prospectus. If anyone gives you any information or makes any representation in connection with this offer, you should not rely on it as information that we authorized. This prospectus does not constitute an offer to sell our common stock in any state or other jurisdiction where it is unlawful to make such an offer.

                             AVAILABLE INFORMATION

We are subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, and its rules and regulations. The Exchange Act requires us to file reports, proxy statements and other information with the SEC. Copies of these reports, proxy statements and other information can be inspected and copied at:

                           SEC Public Reference Room
                           450 Fifth Street, N.W.
                           Room 1024
                           Washington, D.C.  20549

Or at the public reference facilities of the SEC's regional offices located at:

                           500 West Madison Street
                           Suite 1400
                           Chicago, Illinois  60661-2511

                           or at:
                           7 World Trade Center
                           13th Floor
                           New York, NY  10048-1102

You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of any material we have filed with the SEC by mail at prescribed rates from:

                           Public Reference Section
                           Securities and Exchange Commission
                           450 Fifth Street N.W.
                           Washington, D.C.  20549-0004

Finally, you may obtain these materials electronically by accessing the SEC's home page on the Internet at:

                           http://www.sec.gov.
                           ------------------

Also, reports and other information concerning us are available for inspection and copying at:

                           New York Stock Exchange
                           20 Broad Street
                           New York, New York  10005

A registration statement on Form S-3 with respect to the shares offered hereby (together with any amendments, exhibits and schedules thereto) has been filed with the SEC under the Securities Act. This prospectus does not contain all of the information contained in such registration statement, certain portions of which have been omitted pursuant to the rules and regulations of the SEC. For further information with respect to us and the shares offered hereby, reference is made to the registration statement. Statements contained in this prospectus regarding the contents of any contract or any other documents are not necessarily complete and, in each instance, reference is hereby made to the copy of such contract or document filed as an exhibit to the registration statement. The registration statement may be inspected without charge at the SEC's principal office in Washington D.C., and copies of all or any part thereof may be obtained from the Public Reference Section of the SEC at the address set forth above, upon payment of prescribed fees.

We will promptly furnish, without charge, a copy of any and all of the information incorporated by reference in this prospectus upon your written or oral request to:

                           RadioShack Corporation
                           100 Throckmorton Street, Suite 1700
                           Fort Worth, Texas  76102
                           Telephone (817) 415-3022
                           Attention:  Shareholder Services

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, which we previously filed with the SEC under Section 13 or 15 of the Exchange Act, are incorporated by reference into this prospectus:

RadioShack SEC Filings (File No. 1-5571)

1. Annual Report on Form 10-K (filed March 24, 2000) for the twelve months ended December 31, 1999;

2. Quarterly Report on Form 10-Q/A (filed May 12, 2000) for the quarter ending on March 31, 2000;

3.  Form 8-K filed on May 19, 2000;

4. Quarterly Report on Form 10-Q (filed August 11, 2000) for the quarter ending on June 30, 2000; and

5. Quarterly Report on Form 10-Q (filed November 14, 2000) for the quarter ending on September 30, 2000.

In addition, we incorporate by reference the descriptions of our common stock and preferred stock purchase rights, which are contained in registration statement on Form 8-B, dated February 26, 1968, registration statement on Form 8-A, dated August 26, 1986, Amendment No. 1 on Form 8 to registration statement on Form 8-A, dated July 11, 1988, Amendment No. 2 on Form 8 to registration statement on Form 8-A, dated June 27, 1990 and Amendment No. 3 on Form 8 to registration statement on Form 8-A, dated August 10, 1999 filed with the SEC, as updated in any amendment or report filed for such purpose.

Finally, we incorporate by reference in this prospectus all documents that we may file under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the filing of a post-effective amendment (which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold). Those documents are a part of this prospectus from the date of their filing and later information we file with the SEC will automatically update and supersede this information.


                                  RADIOSHACK

       We are a leading marketer of consumer electronics with a broad retail distribution system engaged in marketing products and services in such diverse technologies as audio, video, telephony, high speed internet access and personal computers. We market products primarily in the United States. Our retail distribution system is comprised of the RadioShack store chain and an internet retailing arm RadioShack.com LLC. Through our company-owned stores, our independently owned Dealer/Franchisees and RadioShack.com LLC, we distribute private label and branded electronic parts and accessories, audio/visual equipment, direct-to-home satellite systems, personal computers, cellular, PCS and conventional telephones, as well as specialized services and products, such as high speed internet access, scanners, electronic toys and hard to find accessories and batteries.

       Our principal executive offices are located at 100 Throckmorton Street, Suite 1800, Fort Worth, Texas 76102. Our mailing address is 100 Throckmorton Street, Suite 1800, P.O. Box 17180, Fort Worth, Texas 76102 and our telephone number is (817) 415-3700.

                         TAKE STOCK IN RADIOSHACK PLAN

Advantages and features

       Some of the advantages and features of the plan which are described in this prospectus are:

 . Our Dealer/Franchisees who satisfy the requirements of the plan are participants in the plan and may purchase shares of common stock by redeeming credits and we will match the redemption price paid by any such Dealer/Franchise.

 .  Participants obtain an ongoing ownership stake in our company.

 . Participants purchase common stock without incurring a brokerage fee or other transaction costs.

 . After purchase, participants will receive any cash dividends declared on common stock held.

 . Personal recordkeeping is simplified by the plan administrator's issuance of statements indicating activity.

Plan administration

       We, and persons we select to act as the plan administrator, administer the plan, keep records, send statements of account activity to participants and perform clerical duties related to the plan. The plan administrator will purchase all shares of common stock to be acquired under the plan.

All inquiries and instructions concerning the plan should be directed to:

       RadioShack Corporation
       100 Throckmorton Street, Suite 1700
       Fort Worth, Texas 76102
       Telephone: (817) 415-3022
       Attention: Shareholder Services

Plan qualification

       In order to qualify to buy common stock under the plan, a Dealer/Franchisee must satisfy all the following requirements:

 . A Dealer/Franchisee must meet or exceed required levels of increases from the previous year in annual net purchases of our supplied products during the full calendar year as described in the Appendix attached to this prospectus;

 .  A Dealer/Franchisee, on December 31 of each year must have been an active
   Dealer/Franchisee for at least a portion of January, and each month after that of the full calendar year, and be conducting an ongoing business and our records must reflect each of these facts;

 . A Dealer/Franchisee's accounts payable to us must be current as of the time of purchase of common stock under the plan; and

 . A Dealer/Franchisee, at the time of purchase of common stock under the plan, must also continue to be an active Dealer/Franchisee.

       The requirements to qualify to receive common stock under the plan shall start and be measured as of January 1, 2000.

Plan enrollment

       No plan enrollment forms will be sent to Dealer/Franchisees. Dealer/Franchisees who are purchasing our products through our Dealer/Franchise division which are intended for resale are automatically participants in the plan. This means that a Dealer/Franchisee is eligible to redeem credits under the plan if that Dealer/Franchisee meets all of the terms and requirements of the plan. The decision whether to redeem any credits that may be earned is entirely up to the participating Dealer/Franchisee.

       We may elect not to permit a person to become a participant in the plan if that person lives in any jurisdiction or foreign country, where in our judgment the burden or expense of compliance with applicable state blue sky laws, securities laws or other requirements make participation improbable or inadvisable.

Purchasing common stock

       Once a person is a participant in the plan he or she will be awarded credits valued at $25.00 each for purposes of the plan for achieving various levels of annual net purchases of products as described in the section entitled "Awarding credits" below. These credits may be applied toward the purchase of our common stock. The number of credits awarded at each required net purchase level of products will vary depending on the applicable percentage of annual product net purchase gain or loss from the previous year achieved by the retail location[s] owned by a participant. These credits shall be applied after the end of the applicable year by the plan administrator to the participant's account maintained by the plan for each participant. If a participant elects under the plan to purchase our common stock a participant may redeem the credits awarded by paying $25.00 per credit. Upon receipt of this payment, we will contribute to the participant's account an amount of credits equal to the credits earned and redeemed by that participant during the calendar year. The whole number of shares of common stock resulting from the division of the closing price of our common stock on the last trading day in February of the applicable year into the value of the total number of credits awarded and redeemed by a participant plus our contribution to a participant's account will be sent to a participant prior to April 30 of the applicable year. For example, if a participant has been awarded and redeems five credits of $25.00 each ($125.00), then our contribution will be an additional $125.00 for a total of $250.00 to be used towards the purchase of our common stock. Assuming, in this example that the closing price of common stock on the last trading day in February is $50.00 per share, a participant would receive five shares of common stock. No partial shares of common stock will be issued nor will any unused or partial credits be carried forward. Participants will not receive any cash from us other than a refund of any excess cash payment for common stock made by the participant which would only be represented by a partial or fractional share.

Awarding credits

       To be awarded credits, the plan requires an average of a minimum of $50,000 of annual net purchases of products per retail location owned by a participant. "Net purchases" means the purchase of products supplied or billed from one of our warehouse/distribution centers, through our Dealer/Franchise division, to the Dealer/Franchisee, net of returns, credits for defective merchandise, and other credits. These net purchases shall be determined only from the year-end purchase/sale records of our Dealer/Franchise division. As net purchases increase (both in amount and as compared to the previous year) the number of credits awarded increases. The chart in the Appendix describes the credit award levels for both single and multiple locations. The plan has two award levels. A retail location with net purchases of less than $150,000 during a given calendar year and having an annual double digit net purchase gain during the same calendar year will be awarded twice the number of credits as a similar retail location achieving an annual single digit gain in net purchases. Also, a retail location with net purchases of more than $150,000 during a given calendar year and achieving a 5% or greater increase in net purchases during that same calendar year, will be awarded twice the amount of credits as a similar retail location achieving a gain in net purchases of 0% to 4.99% in a calendar year. All retail locations that show an annual decrease in net purchases of 5% or greater will not be awarded credits.

Multiple locations and new Dealer/Franchisees

       If multiple retail locations are owned by a participant, and the average annual net purchases for all these locations equal at least $50,000 per location per calendar year, those net purchases will qualify to be awarded credits in order to be eligible to purchase common stock. Two retail locations require $100,000 of net purchases of products or an average of $50,000 per location in a calendar year. For example, one location may have $60,000 of net purchases of products and another location may have $40,000 of net purchases in a calendar year and both will qualify under the plan to be awarded credits. After reaching the minimum net purchase requirement, each $25,000 of net purchase increase would be awarded credits the same as a single retail location. If an existing Dealer/Franchisee (as of January of any calendar year) opens a new retail location at any time during the calendar year and the average annual net purchases for all retail locations owned by that Dealer/Franchisee equal at least $50,000 per location, then the net purchases of the new location will qualify to be awarded credits. New Dealer/Franchisees who order, pay for, and receive products as of January of any year will be eligible to qualify to be awarded credits in order to receive common stock for product net purchases during that year as described in the Appendix. New Dealer/Franchisees purchasing products starting any time between February 1 and December 31 of a year will be eligible to qualify to be awarded credits which can be applied to the purchase of common stock in the following year if they do not have a decrease of 5% or greater in net purchases in that following year.

Election and distribution of common stock

       As promptly as practicable after the end of February of the applicable calendar year, but no later than March 10, the plan administrator will mail to each participant notice of the closing price of our common stock on the last trading day in February and an election and payment form as well as a statement of the amount, if any, of credits in the participant's account. Should a participant elect to redeem credits in order to receive our contribution and acquire our common stock, a participant must complete the election form, enclose payment for the credits and deliver the form and payment to us not later than April 10 of the applicable year. Upon receipt of the election form and determining that good and sufficient funds have been received, we will distribute to each participant who qualifies under the plan the whole number of shares of common stock resulting from the division of the applicable closing price into the value of the total number of credits awarded and redeemed by a participant plus our contribution in a participant's account. It is expected that shares of our common stock will be mailed to participants prior to April 30 of each year the plan is in effect.

       Any credits awarded for net purchases during any one calendar year and not utilized to purchase common stock shall be canceled as of April 10 of the next year. Credits have no value outside of the plan and may not be sold, hypothecated, pledged, assigned or otherwise transferred.

Cash dividends

       Declared cash dividends on common stock will not be applied to credits in a participant's account. Participants will only be entitled to receive cash dividends declared by us after they become a record owner of common stock and remain a record owner on the dividend record date.

Voting of stock

       Credits do not give participants any voting rights. When a participant becomes an owner of record of our common stock, they will have the voting rights accorded to owners of our common stock.

Changes in capitalization

       In the event of a stock dividend, stock split, merger or recapitalization affecting the number of outstanding shares of our common stock, the number of credits applied to a participant's account will not be adjusted.

Withdrawal - early payment

       There are no early payment or withdrawal rights under the plan.

Beneficiary rights

       There are no rights under the plan to designate a beneficiary of credits or otherwise gift, or pass by a will the right to receive credits or common stock under the plan.

Transfer; assignment

       Neither the shares of common stock prior to receipt nor any interest in the credits held under the plan shall be sold, transferred, assigned, alienated, pledged, or otherwise encumbered or disposed of in whole or in part, either directly, by operation of law, or otherwise. If any attempt is made by a participant to sell, transfer, assign, alienate, pledge, or otherwise encumber or dispose his or her interest in such shares of common stock prior to the date the participant becomes the record owner of such shares, or the credits, for his or her debts, liabilities in tort or contract, or otherwise, then we in our sole discretion may terminate the participant from the plan and the participant shall have no further rights under the plan or in any credits including the right, if any, to purchase shares of our common stock thereunder.

Administration

       The plan shall be administered by us as the plan administrator and our President or such other person or persons as may be designated by our President.

       Our power and authority concerning the administration of the plan shall include, in addition to other powers, the following:

       1.  Authorizing delivery of common stock;
       2. Making, amending and enforcing all appropriate rules and regulations for the administration of the plan; and
       3. Deciding or resolving any and all questions or disputes as may arise in connection with the plan.

       Any determination, decision made by us or action we take concerning any question, dispute or disagreement arising out of or in connection with the construction, interpretation, administration and application of the plan and of its rules and regulations, shall lie within our absolute discretion and shall be final and binding upon all participants and any persons claiming any rights under the plan.

Limitation of participant's rights'

       No participant nor any person claiming the participant's rights shall have any right or interest in the plan that is not expressly granted.

Delivery in the event of death

       In the event of the death of the participant, any delivery of common stock otherwise due under the terms of the plan shall be made to the heirs or the executor or administrator of the estate of the participant.

Notices, communication, delivery and identity

       All notices, delivery of common stock and communications to a participant in connection with the plan shall be deemed to have been given, made or delivered when mailed with postage prepaid, or sent by overnight express delivery service, to the participant at the address last appearing on our records.

       All notices, instructions or other communications by a participant to us in connection with the plan shall be deemed to have been given, made or delivered only when in fact received by us at:

                       100 Throckmorton Street
                       Suite 1700
                       Fort Worth, Texas 76102
                       Attention: Shareholder Services

       The identity of a Dealer/Franchisee for all purposes under the plan shall be determined solely from the records of our Dealer/Franchise division.

Amendment, suspension or termination

       We may amend, suspend or terminate the plan at any time or from time to time.

Cash refund

       If prior to receipt of common stock under the plan, the plan is suspended or terminated or a participant terminates participation in the plan for any reason, any cash payment previously made by a participant shall be promptly refunded without any interest earned thereon.

Tax consequences of participation in the plan

The following discussion is a general summary of the federal income tax consequences under current law of credits awarded and redeemed under the plan. This information is not a complete explanation of the tax consequences of such credits. Participants should consult with their own tax advisor concerning the federal, state, local and other tax consequences of the redemption of credits and the ownership and disposition of the underlying securities.

     A participant will not recognize taxable income upon the award of credits under the plan. Should a participant elect to redeem credits in order to receive our contribution and acquire common stock, the participant will recognize taxable income to the extent the fair market value of the common stock acquired exceeds the amount paid for the common stock by the participant not including our contribution. For purposes of determining the amount of taxable income recognized by the participant upon the acquisition of our common stock, the fair market value of our common stock shall be equal to the number of shares acquired by the participant multiplied by the average of the high and low trading prices of shares of common stock on the New York Stock Exchange on the date the shares are distributed to the participant.

     The amount of taxable income generated upon the acquisition of our common stock by the participant, if any, will be determined by us and reported to the IRS on Form 1099-MISC, Miscellaneous Income. A copy of Form 1099-MISC will be provided to the participant in the year following the calendar year in which the stock is purchased. An exception to this reporting requirement is provided for taxable income recognized by participants which are incorporated.

     For purposes of determining gain or loss on the subsequent disposition of our common stock acquired under the plan, the participant's cost basis will be equal to sum of the amount paid by the participant plus the amount of taxable income, if any, recognized upon the acquisition of the common stock. The difference, if any, between the sales price of the shares and the cost basis of the shares will be treated as a long-term or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the date of acquisition.

     The participant will also be subject to tax on the amount of any dividends earned with respect to common stock purchased under the plan. We will report to the IRS the amount of dividends paid to the participant on Form 1099-DIV, Dividend Income. A copy of Form 1099-DIV will also be provided to the participant in the year following the calendar year in which the dividends are paid. An exception to this reporting requirement is provided for dividends paid to participants which are corporations.

       In the event taxable income recognized by a participant on the acquisition of our common stock is subject to U.S. Federal income tax withholding, the plan administrator will withhold the required amount of taxes and remit them to the appropriate taxing authority. Any withholding of tax required upon the issuance of common stock will be satisfied by withholding shares equal to the fair market value of the required withholding tax on the date of acquisition.

No rights as a stockholder

       No participant will have the right to exercise any of the rights and privileges of a stockholder because of credits applied to a participant's account under the plan.

Funds, common stock set aside for payment

       We will not set aside monies or shares of our common stock or establish a trust or fund to assist in the delivery of our common stock. Participants and their personal representatives have rights under the plan no greater than our general unsecured creditors.

Limitation on liability

       Neither we nor the plan administrator shall be liable for any act done in good faith or for any omission to act, including, without limitation, any claims of liability (a) concerning the prices of our common stock, or (b) for any fluctuation in the market value before or after purchase or sale of our common stock under the plan. Nothing in this plan shall take away any rights a participant might have under the Securities Act, or other applicable federal or state securities laws.

Governing law

       The terms and conditions of the plan and its operation are governed by the laws of the State of Texas.

                                USE OF PROCEEDS

       All purchases of common stock made under the plan will be made directly from us and sourced or fulfilled with common stock from our treasury stock. The plan or the broker-dealer will not make any open market purchases of common stock for plan purposes. The principal purpose for the plan is to provide our Dealer/Franchisees with shares of our common stock in order to align their interests with us and to motivate the Dealer/Franchisees to increase their purchases of our products. We will receive proceeds from these purchases and from the redemptions of credits by participants made in connection with purchases of shares of our common stock under the plan. The proceeds from purchases of our common stock shall be used by us for general corporate purposes.

                             PLAN OF DISTRIBUTION

       We will pay all costs, fees, brokers fees and commissions incurred by the plan and those related to the administration of the plan. As described in the plan, shares of our common stock will be issued to Dealer/Franchisees from our treasury stock in exchange for credits earned and paid for by participants and our contribution. No open market purchases of common stock will be made for plan purposes. To the extent required by applicable law in certain jurisdictions, shares of our common stock offered under the plan will be offered through a broker-dealer selected by us.

                                 LEGAL MATTERS

       Certain legal matters related to the common stock offered by this prospectus will be passed upon for us by M. C. Hill, Esq., our Senior Vice President, Corporate Secretary and General Counsel. Mr. Hill owns 13,250 shares of common stock, has options to purchase 325,477 shares of our common stock and owns 38,983 units under our deferred compensation plans representing our obligation to deliver to him in the future our shares of common stock.

                                    EXPERTS

       The consolidated financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                   Appendix

Minimum Annual Purchases Required to Participate in Stock Program: $50,000 PER STORE Purchase Levels are tiered in $25,000 increments

STARTING AT THE $50,000 PURCHASE LEVEL

                  Purchase                Credits Issued            Credits Issued          Credits Issued
                   Levels               With Sales Loss of       with a Sales Gain of      With a Sales Gain
                                       Negative 0 to -4.99%      Positive 0 to 9.99%*      of 10% or Greater
-----------------------------------------------------------------------------------------------------------------------------------
             $50,000 TO $74,999                  5                        10                      20
             $75,000 TO $99,999                  7                        15                      30
            $100,000 TO $124,999                10                        20                      40
            $125,000 TO $149,999                12                        25                      50


 STARTING AT THE $150,000 PURCHASE LEVEL

                  Purchase                Credits Issued            Credits Issued          Credits Issued
                   Levels               With Sales Loss of       with a Sales Gain of      With a Sales Gain
                                       Negative 0 to -4.99%      Positive 0 to 4.99%*      of 5% or Greater
-------------------------------------------------------------------------------------------------------------------------------

            $150,000 TO $174,999                15                        30                      60
            $175,000 TO $199,999                17                        35                      70
            $200,000 TO $224,999                20                        40                      80
            $225,000 TO $249,999                22                        45                      90
            $250,000 TO $274,999                25                        50                     100
            $275,000 TO $299,999                27                        55                     110
            $300,000 TO $324,999                30                        60                     120
            $325,000 TO $349,999                32                        65                     130
            $350,000 TO $374,999                35                        70                     140
            $375,000 TO $399,999                37                        75                     150
            $400,000 TO $424,999                40                        80                     160
            $425,000 TO $449,999                42                        85                     170
            $450,000 TO $474,999                45                        90                     180
            $475,000 TO $499,999                47                        95                     190
            $500,000 TO $524,999                50                       100                     200
            $525,000 TO $549,999                52                       105                     210
            $550,000 TO $574,999                55                       110                     220
            $575,000 TO $599,999                57                       115                     230
            $600,000 TO $624,999                60                       120                     240
            $625,000 TO $649,999                62                       125                     250
            $650,000 TO $674,999                65                       130                     260
            $675,000 TO $699,999                67                       135                     270
            $700,000 TO $724,999                70                       140                     280
            $725,000 TO $749,999                72                       145                     290
            $750,000 TO $774,999                75                       150                     300
            $775,000 TO $799,999                77                       155                     310
            $800,000 TO $824,999                80                       160                     320
            $825,000 TO $849,999                82                       165                     330
            $850,000 TO $874,999                85                       170                     340
            $875,000 TO $899,999                87                       175                     350
            $900,000 TO $924,999                90                       180                     360
            $925,000 TO $949,999                92                       185                     370
            $950,000 TO $974,999                95                       190                     380
            $975,000 TO $999,999                97                       195                     390
          $1,000,000 TO $1,024,999             100                       200                     400
          $1,025,000 TO $1,049,999             102                       205                     410

                  Purchase                Credits Issued           Credits Issued*          Credits Issued
                   Levels               With Sales Loss of       with a Sales Gain of      With a Sales Gain
                                       Negative 0 to -4.99%      Positive 0 to 4.99%*      of 5% or Greater
-----------------------------------------------------------------------------------------------------------------------------------
          $1,050,000 TO $1,074,999             105                       210                     420
          $1,075,000 TO $1,099,999             107                       215                     430
          $1,100,000 TO $1,124,999             110                       220                     440
          $1,125,000 TO $1,149,999             112                       225                     450
          $1,150,000 TO $1,174,999             115                       230                     460
          $1,175,000 TO $1,199,999             117                       235                     470
          $1,200,000 TO $1,224,999             120                       240                     480
          $1,225,000 TO $1,249,999             122                       245                     490
          $1,250,000 TO $1,274,999             125                       250                     500
          $1,275,000 TO $1,299,999             127                       255                     510
          $1,300,000 TO $1,324,999             130                       260                     520
          $1,325,000 TO $1,349,999             132                       265                     530
          $1,350,000 TO $1,374,999             135                       270                     540
          $1,375,000 TO $1,399,999             137                       275                     550
          $1,400,000 TO $1,424,999             140                       280                     560
          $1,425,000 TO $1,449,999             142                       285                     570
          $1,450,000 TO $1,474,999             145                       290                     580
          $1,475,000 TO $1,499,999             147                       295                     590
          $1,500,000 TO $1,524,999             150                       300                     600
          $1,525,000 TO $1,549,999             152                       305                     610
          $1,550,000 TO $1,574,999             155                       310                     620
          $1,575,000 TO $1,599,999             157                       315                     630
          $1,600,000 TO $1,624,999             160                       320                     640
          $1,625,000 TO $1,649,999             162                       325                     650
          $1,650,000 TO $1,674,999             165                       330                     660
          $1,675,000 TO $1,699,999             167                       335                     670
          $1,700,000 TO $1,724,999             170                       340                     680
          $1,725,000 TO $1,749,999             172                       345                     690
          $1,750,000 TO $1,774,999             175                       350                     700
          $1,775,000 TO $1,799,999             177                       355                     710
          $1,800,000 TO $1,824,999             180                       360                     720
          $1,825,000 TO $1,849,999             182                       365                     730
          $1,850,000 TO $1,874,999             185                       370                     740
          $1,875,000 TO $1,899,999             187                       375                     750
          $1,900,000 TO $1,924,999             190                       380                     760
          $1,925,000 TO $1,949,999             192                       385                     770
          $1,950,000 TO $1,974,999             195                       390                     780
          $1,975,000 TO $1,999,999             197                       395                     790
          $2,000,000 TO $2,024,999             200                       400                     800
          $2,025,000 TO $2,049,999             202                       405                     810
          $2,050,000 TO $2,074,999             205                       410                     820
          $2,075,000 TO $2,099,999             207                       415                     830
          $2,100,000 TO $2,124,999             210                       420                     840
          $2,125,000 TO $2,149,999             212                       425                     850
          $2,150,000 TO $2,174,999             215                       430                     860
          $2,175,000 TO $2,199,999             217                       435                     870
          $2,200,000 TO $2,224,999             220                       440                     880
          $2,225,000 TO $2,249,999             222                       445                     890
          $2,250,000 TO $2,274,999             225                       450                     900
          $2,275,000 TO $2,299,999             227                       455                     910
          $2,300,000 TO $2,324,999             230                       460                     920
          $2,325,000 TO $2,349,999             232                       465                     930
          $2,350,000 TO $2,374,999             235                       470                     940
          $2,375,000 TO $2,399,999             237                       475                     950
          $2,400,000 TO $2,424,999             240                       480                     960
          $2,425,000 TO $2,449,999             242                       485                     970
          $2,450,000 TO $2,474,999             245                       490                     980
          $2,475,000 TO $2,499,999             247                       495                     990

                  Purchase                Credits Issued           Credits Issued*          Credits Issued
                   Levels               With Sales Loss of       with a Sales Gain of      With a Sales Gain
                                       Negative 0 to -4.99%      Positive 0 to 4.99%       of 5% or Greater
-----------------------------------------------------------------------------------------------------------------------------------
          $2,500,000 TO $2,524,999             250                       500                    1000
          $2,525,000 TO $2,549,999             252                       505                    1010
          $2,550,000 TO $2,574,999             255                       510                    1020
          $2,575,000 TO $2,599,999             257                       515                    1030
          $2,600,000 TO $2,624,999             260                       520                    1040
          $2,625,000 TO $2,649,999             262                       525                    1050
          $2,650,000 TO $2,674,999             265                       530                    1060
          $2,675,000 TO $2,699,999             267                       535                    1070
          $2,700,000 TO $2,724,999             270                       540                    1080
          $2,725,000 TO $2,749,999             272                       545                    1090
          $2,750,000 TO $2,774,999             275                       550                    1100
          $2,775,000 TO $2,799,999             277                       555                    1110
          $2,800,000 TO $2,824,999             280                       560                    1120
          $2,825,000 TO $2,849,999             282                       565                    1130
          $2,850,000 TO $2,874,999             285                       570                    1140
          $2,875,000 TO $2,899,999             287                       575                    1150
          $2,900,000 TO $2,924,999             290                       580                    1160
          $2,925,000 TO $2,949,999             292                       585                    1170
          $2,950,000 TO $2,974,999             295                       590                    1180
          $2,975,000 TO $2,999,999             297                       595                    1190

* New Dealer/Franchisees who order, pay for, and receive Products as of January of any year will be eligible to qualify to be awarded Credits at the 0 to 9.99% purchase level for Net Purchases under $150,000 and at the 0 to 4.99% purchase level for Net Purchases over $150,000. New Dealer/Franchisees purchasing Products between February 1 and December 31 of a year will be eligible to qualify to be awarded Credits in the following year if they do not have a decrease of 5% or greater in Net Purchases in that following year.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The expenses of the offering are estimated as follows:


                                             Expenses                                        Amount*
                                             --------                                        ------
     Securities and Exchange Commission registration fee............................       $  211.57
     Legal fees.....................................................................       $2,000.00
     Printing and engraving expenses................................................       $5,000.00
     Accountants' fees..............................................................       $1,000.00
     Blue sky and legal investment fees and expenses................................       $  250.00
     Miscellaneous expenses.........................................................       $  500.00
                                                                                           ---------

          Total.....................................................................       $8,961.57
                                                                                           =========

_________
*The first item is actual; the others are estimated

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS

          The General Corporation Law of the State of Delaware contains, in
     Section 145, provisions relating to the indemnification of officers and directors. Article 14 of the bylaws of the Company contains provisions requiring indemnification by the Company of its directors and officers to the full extent permitted by law. These provisions extend to expenses reasonably incurred by the director or officer in defense or settlement of any such action or proceeding.

          The board of directors of the Company has general authority to indemnify any officer or director against losses arising out of his or her service as such, unless prohibited by law. The Company carries insurance to cover potential costs of the foregoing indemnification of the Company's officers and directors.

ITEM 16.  EXHIBITS

Exhibit
Number                            Description of Exhibit
------                            ----------------------

 5.1    Legal Opinion of Mark C. Hill, Esq.
23.1    Consent of Accountants
23.2    Consent of Mark C. Hill, Esq. (included in opinion filed as Exhibit 5).
24.1    Power of Attorney (included on the signature page filed herewith).

Item 17.  Undertakings.

          (a)  The Company hereby undertakes:
               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:

                    (i)    To include any prospectus required by Section 10 (a)
(3) of the Securities Act of 1933;

                    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings set forth in clauses (i) and (ii) above
--------  -------
do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15 (d) of the Securities exchange Act of 1934 that are incorporated by reference in the registration statement.

               (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13 (a) or Section 15 (d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Fort Worth, State of Texas, on the 25th day of January, 2001.

                                        RadioShack Corporation


                                        By: /s/ Leonard H. Roberts
                                            ----------------------

                                            Chairman of the Board, President
                                            and Chief Executive Officer

                               POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS:

       That the undersigned officers and directors of RadioShack Corporation, a Delaware Corporation, do hereby constitute and appoint Leonard H. Roberts and Richard L. Ramsey, and either of them, their true and lawful attorneys-in-fact and agents or attorney-in-fact and agent, with power and authority to do any and all acts and things and to execute any and all instruments which said attorneys and agents, and any one of them, determine may be necessary or advisable or required to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules or regulations or requirements of the Securities and Exchange Commission in connection with this registration statement. Without limiting the generality of the foregoing power and authority, the powers granted include the full power of authority, the powers granted include the full power of substitution and resubstitution, for them and in their name, place and stead, in any and all capacities, the power and authority to sign the names of the undersigned officers and directors in the capacities indicated below to this registration statement, to any and all amendments (including any post-effective amendments) and supplements thereto, and to any and all instruments or documents filed as part of or in connection with such registration statement, and each of the undersigned hereby ratifies and confirms all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof. The Power of Attorney may be signed in several counterparts.

       IN WITNESS WHEREOF, each of the undersigned has executed this Power of Attorney as of the 25th day of January, 2001.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed below by the following persons in the capacities indicated on the 25th day of January, 2001.



                       Signature                         Title
                       ---------                         -----


/s/ Leonard H. Roberts                     Chairman of the Board, President,
----------------------------------         Chief Executive Officer and Director
Leonard H. Roberts                         (Principal Executive Officer)




/s/ Dwain H. Hughes                        Senior Vice President and
----------------------------------         Chief Financial Officer
Dwain H. Hughes                            (Principal Financial Officer)




/s/ Richard L. Ramsey                      Vice President and
----------------------------------         Controller (Principal
Richard L. Ramsey                          Accounting Officer)




__________________________________         Director
Frank J. Belatti



__________________________________         Director
Ronald E. Elmquist

/s/ Lawrence V. Jackson                                           Director
--------------------------------------
Lawrence V. Jackson


______________________________________                            Director
Robert J. Kamerschen


/s/ Lewis F. Kornfeld                                             Director
--------------------------------------
Lewis F. Kornfeld, Jr.



/s/ Jack L Messman                                                Director
--------------------------------------
Jack L. Messman



/s/ William G. Morton, Jr.                                        Director
--------------------------------------
William G. Morton, Jr.



/s/ Thomas G. Plaskett                                            Director
--------------------------------------
Thomas G. Plaskett



/s/ Alfred J. Stein                                               Director
--------------------------------------
Alfred J. Stein



/s/ William E. Tucker                                             Director
--------------------------------------
William E. Tucker



/s/ Edwina D. Woodbury                                            Director
--------------------------------------
Edwina D. Woodbury

                                 EXHIBIT INDEX



Exhibit
Number                    Description of Exhibit
------                    ----------------------


 5.1           Legal Opinion of Mark C. Hill, Esq.

23.1           Consent of Accountants

23.2           Consent of Mark C. Hill, Esq. (included in opinion filed as
               Exhibit 5).

24.1 Power of Attorney (included on the signature page filed herewith).